Exhibit 99.1

Safeguard Scientifics Announces Sale of Approximately One-Third of Its Clarient Shares for Approximately $53 Million in Proceeds, Net of Underwriter Commissions

WAYNE, Pa.--(BUSINESS WIRE)--August 27, 2009--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that it has sold 16 million shares of its position in portfolio company Clarient, Inc. (Nasdaq: CLRT) through a Clarient shelf registration on Form S-3 that was declared effective by the Securities and Exchange Commission on August 20, 2009.

The Clarient common shares were sold on August 27, 2009 to undisclosed institutional investors and was facilitated by an underwriting group comprised of Stephens Inc., Robert W. Baird & Co., Stifel, Nicolaus & Company, and Boenning & Scattergood. Safeguard now holds 30.5 million shares of Clarient common stock, or approximately 31% of the currently issued and outstanding capital stock (on an as-converted basis), and warrants to purchase an additional 2.8 million shares at various strike prices. The underwriters have an overallotment option to purchase up to an additional 2.4 million shares from Safeguard over the next thirty days.

Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained from Stephens Inc., Attention: Syndicate Department, 111 Center Street, Little Rock, AR 72201 (Telephone No. (800) 643-9691).

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. www.safeguard.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications